Exhibit 99.1

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

First Quarter Leasing Volume of 583,700 Square Feet

SAN DIEGO, Calif. – May 1, 2013 – BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust (REIT) that delivers optimal real estate solutions for the life science industry, today announced financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights

•

Executed 29 leasing transactions during the quarter representing approximately 583,700 square feet, contributing to an operating portfolio leased percentage on a weighted-average basis of approximately 91.7% at quarter end, and comprised of:

•	16 new leases totaling approximately 419,700 square feet, highlighted by:

•	a pre-lease with Life Technologies Corporation for approximately 204,900 square feet at the company’s Science Center at Oyster Point property in South San Francisco, California;

•	a pre-lease with Momenta Pharmaceuticals, Inc. for approximately 104,700 square feet at the company’s 320 Bent Street property in Cambridge, Massachusetts;

•	a lease expansion with Risk Management Solutions for approximately 31,500 square feet at the company’s Pacific Research Center (PRC) in Newark, California; and

•	a new lease with a global pharmaceutical company for approximately 30,200 square feet at the company’s Monte Villa property in Bothell, Washington.

•	13 lease renewals totaling approximately 164,000 square feet, highlighted by:

•	a lease extension with Momentive Performance Materials, Inc. for approximately 61,900 square feet at the company’s The Landmark at Eastview campus in Tarrytown, New York; and

•	a lease extension with Fujifilm Diosynth Biotechnologies for approximately 30,600 square feet at the company’s 3000 Weston Parkway property in Cary, North Carolina.

•

In connection with the new Life Technologies lease at the company’s Science Center at Oyster Point, the company entered into a lease termination agreement with Elan Corporation related to their departure from this property in South San Francisco. The company received a termination fee of $46.5 million which is expected to increase funds from operations (FFO) by approximately $35.2 million, of which approximately $21.6 million ($0.12 per diluted share) was recognized during the first quarter. The remaining $13.6 million is expected to be recognized in the second quarter.

•

Core funds from operations (CFFO) was $0.42 per diluted share, as compared to $0.30 per diluted share in the first quarter of 2012. FFO, calculated in accordance with standards established by NAREIT, was $0.41 per diluted share, as compared to $0.30 per diluted share in the first quarter of 2012.

•	Adjusted funds from operations (AFFO) for the quarter was $0.47 per diluted share, as compared to $0.30 per diluted share in the first quarter of 2012.

•	Same property net operating income on a cash basis increased 3.5% as compared to the same period in 2012.

•

Generated total revenues for the quarter of approximately $160.5 million, up from approximately $120.0 million in the same period in 2012 and the highest in the company’s history. Rental revenues for the quarter increased to approximately $103.0 million from approximately $91.5 million in the same period in 2012.

•	Reported net income available to common stockholders for the quarter of approximately $8.4 million, or $0.05 per diluted share.

•

Acquired the Woodside Technology Park property in Redwood City, California for $87.0 million, excluding transaction costs, comprised of three buildings with an aggregate of approximately 256,000 square feet of laboratory and office space, which was 100% leased to five tenants at acquisition.

•

Acquired The Campus at Lincoln Centre in Foster City, California from Life Technologies Corporation for $37.0 million, excluding transaction costs. The company intends to redevelop the 19-acre site, which currently includes seven buildings encompassing approximately 280,000 square feet.

•	Completed a follow-on public offering of common stock, raising approximately $287.0 million in net proceeds.

•

Completed the redemption of all 7,920,000 shares of its Series A preferred stock at $25.30217 per share, equal to the original issuance price of $25.00 per share, plus accrued and unpaid dividends up to the redemption date.

•	Continued to enhance the breadth and depth of the company’s organization:

•	Appointed Daniel M. Bradbury, former Chief Executive Officer of Amylin Pharmaceuticals, to its Board of Directors; and

•	Promoted Denis J. Sullivan, Jr. to Vice President, Acquisitions.

•

Entered into a definitive agreement to merge with Wexford Science & Technology, LLC, a private real estate investment and development company that owns and develops institutional quality life science real estate for academic and medical research organizations. Wexford Science & Technology owns approximately 1.6 million square feet of laboratory and office space in U.S. educational and research centers, in addition to three properties under construction expected to comprise approximately 935,000 square feet of rentable space upon completion, as well as other pipeline projects.

•	Subsequent to the end of the quarter:

•	Completed a follow-on public offering of common stock, raising approximately $354.1 million in net proceeds.

•

Entered into a build-to-suit transaction to construct two new buildings pre-leased to Regeneron Pharmaceuticals for a 15 year term totaling approximately 297,000 square feet at The Landmark at Eastview in Tarrytown, New York, and extended Regeneron’s lease for approximately 360,500 square feet at The Landmark into 2029.

“We continue to enjoy tremendous success on the leasing and operating fronts in the first quarter of 2013, as well as subsequent to quarter-end, putting us on track to exceed our leasing plan again in 2013,” said Alan D. Gold, BioMed Realty’s Chairman and Chief Executive Officer. “That strong performance continues to drive top-line and bottom-line results, including a double-digit increase in core FFO per diluted share in the first quarter.”

Mr. Gold continued, “Importantly, we continue to invest in our business to provide future growth. In the first quarter and looking forward, we continue to identify and execute on attractive new investment opportunities that we believe can provide very compelling risk-adjusted returns. Most notably, we look forward to joining forces with Wexford Science & Technology, which brings a high-quality operating portfolio that is well-leased and anchored by top-tier research institutions, as well as an attractive development pipeline that we believe will accelerate our growth in 2014 and beyond.”

Portfolio Update

During the quarter ended March 31, 2013, the company executed 29 leasing transactions representing approximately 583,700 square feet, comprised of 16 new leases totaling approximately 419,700 square feet and 13 lease renewals totaling approximately 164,000 square feet.

During the quarter the company acquired two properties:

•

Woodside Technology Park in Redwood City, California for $87.0 million, excluding transaction costs. The property is comprised of three buildings with an aggregate of approximately 256,000 square feet of laboratory and office space, which was 100% leased to five tenants at acquisition; and

•

The Campus at Lincoln Centre in Foster City, California from Life Technologies Corporation for $37.0 million, excluding transaction costs. The company intends to redevelop the 19-acre site, which currently comprises seven buildings aggregating approximately 280,000 square feet.

Same property net operating income on a cash basis increased for the period by 3.5% and the same property leased percentage increased by 310 basis points for the quarter compared to the same period in 2012, primarily as a result of sustained leasing success and contractual rent escalations.

The total operating portfolio was approximately 91.7% leased on a weighted-average basis as of March 31, 2013. At March 31, 2013, the company’s total portfolio comprised approximately 13.2 million rentable square feet with an additional 4.4 million square feet of development potential.

Wexford Science & Technology

During the quarter, the company entered into a definitive agreement to merge with Wexford Science & Technology, LLC, a private real estate investment and development company that owns and develops institutional quality life science real estate for academic and medical research organizations. The aggregate consideration for Wexford

Science & Technology is approximately $640 million, excluding transaction costs and subject to adjustment based on working capital levels and construction and development costs incurred prior to closing, comprising:

•

Approximately $551 million for Wexford Science & Technology’s operating portfolio, which includes approximately 1.6 million rentable square feet of newly developed research facilities located on or immediately adjacent to leading academic, medical system and research institution campuses, including University of Pennsylvania Health System, Washington University in St. Louis, Wake Forest University, the University of Maryland, the University of Miami, Old Dominion University, the Illinois Institute of Technology and Penn State University. Wexford’s operating portfolio was approximately 86% leased at year-end 2012, with an estimated 66% of annualized base rents generated from academic and medical institutions and A-rated life science companies having an average remaining lease term of 13 years.

•

Approximately $89 million for approximately 935,000 square feet of rentable space in three projects currently under development that are, collectively, approximately 68% pre-leased, and anchored by the University of Pennsylvania Health System, Wake Forest University and Washington University in St. Louis. Wexford Science & Technology also owns parking garages in Philadelphia and Baltimore with 419 and 638 stalls, respectively, that support Wexford Science & Technology’s life science developments, and owns additional land parcels that can support an estimated 300,000 square feet in additional development potential.

The company’s merger with Wexford Science & Technology is subject to the receipt of lender, ground lessor and other third-party consents, waivers of rights of first offer and customary closing conditions, and the company can offer no assurances that the merger will close on the terms described herein, or at all.

First Quarter 2013 Financial Results

Total revenues for the first quarter were approximately $160.5 million, compared to approximately $120.0 million for the same period in 2012, an increase of 33.7% and the highest in the company’s history. Total revenues include approximately $28.8 million associated with the termination of a lease with Elan Corporation, for which the company received a termination fee of $46.5 million in the second quarter. Net of the related accelerated amortization of accrued straight-line rents and lease intangibles, the termination fee is expected to increase FFO by approximately $35.2 million, of which approximately $21.6 million ($0.12 per diluted share) was recognized during the three months ended March 31, 2013. The balance is expected to be recognized in the second quarter of 2013.

Rental revenues for the first quarter were approximately $103.0 million, compared to approximately $91.5 million for the same period in 2012, an increase of 12.6%.

As a result of the redemption in full of the company’s Series A preferred stock in the first quarter, the company was required to expense the Series A preferred stock initial offering costs, which resulted in a redemption charge of approximately $6.5 million ($0.037 per diluted share). The company also recorded a non-cash expense of $2.8 million ($0.016 per diluted share) related to an investment in a privately-held life science company.

CFFO for the first quarter was $0.42 per diluted share, compared to $0.30 per diluted share for the same period in 2012, an increase of 40.0%. FFO per share, calculated in accordance with standards established by NAREIT, was

$0.41 per diluted share, as compared to $0.30 per diluted share in the first quarter of 2012, an increase of 36.7%. AFFO for the quarter was $0.47 per diluted share, as compared to $0.30 per diluted share in the first quarter of 2012, an increase of 56.7%.

The company reported net income available to common stockholders for the quarter of approximately $8.4 million, or $0.05 per diluted share.

FFO, CFFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO, CFFO and AFFO and definitions of terms are included at the end of this release.

Financing Activity

In February 2013, the company raised net proceeds of approximately $287.0 million through the follow-on public offering of 14,605,000 shares of common stock.

In March 2013, the company completed the redemption of all 7,920,000 shares of its Series A preferred stock at $25.30217 per share, equal to the original issuance price of $25.00 per share, plus accrued and unpaid dividends up to the redemption date.

In April 2013, the company completed a follow-on public offering of 17,250,000 shares raising net proceeds of approximately $354.1 million. The company expects to use the net proceeds of the offering to fund a portion of the purchase price of the pending merger with Wexford Science & Technology, to repay a portion of the outstanding indebtedness under its unsecured line of credit and for other general corporate and working capital purposes.

Commenting on the recent capital markets activity, Greg Lubushkin, Chief Financial Officer of BioMed Realty, said, “Our growth in the first quarter and into 2013 is directly attributable to our ongoing leasing success, the ability to leverage our expertise and our relationships, and our strong, flexible balance sheet. The two follow-on equity offerings completed in 2013, which raised in aggregate approximately $641 million in net proceeds, exemplify our prudent approach to managing our leverage that has enabled us to capture attractive growth opportunities which we believe offer superior risk-adjusted returns, such as the Wexford investment. As a result of this activity, we continue to operate our business with very healthy liquidity and one of the strongest credit profiles in the industry.”

Quarterly and Annual Distributions

BioMed Realty Trust’s board of directors previously declared a first quarter 2013 dividend of $0.235 per share of common stock. The first quarter common share dividend is equivalent to an annualized dividend of $0.94 per common share.

Earnings Guidance

The company’s updated 2013 guidance for net income per diluted share, FFO per diluted share and CFFO per diluted share are set forth and reconciled below. Projected net income per diluted share, FFO per diluted share and CFFO per diluted share are based upon estimated, weighted-average diluted common shares outstanding of approximately 196.0 million.

2013
(Low - High)
Projected net income per diluted share available to common stockholders	$0.08 - $0.16
Add:
Real estate depreciation and amortization	$1.36
Noncontrolling interests in operating partnership	$0.00
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	($0.03)
Projected FFO per diluted share	$1.41 - $1.49
Add:
Acquisition costs	$0.03
Projected CFFO per diluted share	$1.44 - $1.52

These estimates include the following items:

•	Full year impact of the Elan lease termination fee income (approximately $0.19 per diluted share);

•	Charge taken in the first quarter relating to the March 2013 redemption of Series A preferred stock (approximately $0.04 per diluted share);

•	Non-cash investment expense taken in the first quarter (approximately $0.02 per diluted share);

•	Impact of pre-funding of the March 2013 redemption of the Series A preferred stock through the common stock offering completed in February 2013 (approximately $0.01 per diluted share); and

•	Impact of pre-funding the pending close of the merger with Wexford Science & Technology through the common stock offering completed in April 2013 (approximately $0.02 per diluted share).

On a pro forma basis, the range of projected CFFO per diluted share would be from $1.34 to $1.42 after considering these adjustments. The company’s estimates of CFFO per diluted share also include the following items:

•	Assumed issuance of $250 million in unsecured debt during the second half of 2013 (approximately $0.01 per diluted share); and

•	Impact of difference in rents at the company’s Science Center at Oyster Point between the terminated Elan Corporation lease and the new Life Technologies lease (approximately $0.01 per diluted share).

The company’s 2013 estimates also include previously announced acquisitions and developments, including the pending merger with Wexford Science & Technology. The company continues to target new investment opportunities, including acquisitions and new development projects; however, the company’s 2013 estimates do not reflect the impact of any future new investments as the impact of such investments may vary significantly based on the nature of these investments, timing and other factors.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, financings, acquisitions, development and redevelopment and the amount and timing of acquisitions, development and redevelopment activities. The company’s actual results may differ materially from these estimates.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed Realty will conduct a conference call and webcast at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) on Thursday, May 2, 2013 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling (877) 261-8990 (domestic) or (847) 619-6441 (international) with call ID number 34754811. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 12:00 p.m. Pacific Time on Thursday, May 2, 2013 until midnight Pacific Time on Tuesday, May 7, 2013 by calling (888) 843-7419 (domestic) or (630) 652-3042 (international) and using access code 34754811#.

About BioMed Realty Trust

BioMed Realty delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 13.5 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, Maryland, San Diego, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition  from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Investments in real estate, net	$4,424,867	$4,319,716
Investments in unconsolidated partnerships	32,118	32,367
Cash and cash equivalents	18,552	19,976
Accounts receivable, net	35,888	4,507
Accrued straight-line rents, net	155,591	152,096
Deferred leasing costs, net	167,648	172,363
Other assets	164,968	133,454

Total assets	$4,999,632	$4,834,479

LIABILITIES AND EQUITY
Mortgage notes payable, net	$569,390	$571,652
Exchangeable senior notes	180,000	180,000
Unsecured senior notes, net	894,397	894,177
Unsecured senior term loan	395,486	405,456
Unsecured line of credit	215,000	118,000
Accounts payable, accrued expenses and other liabilities	199,731	180,653

Total liabilities	2,454,004	2,349,938
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, no shares issued and outstanding as of March 31, 2013; and 7,920,000 shares issued and outstanding as of December 31, 2012, $198,000 liquidation preference ($25.00 per share)	—	191,469
Common stock, $.01 par value, 250,000,000 shares authorized, 169,054,707 shares issued and outstanding at March 31, 2013; and 200,000,000 shares authorized, 154,327,818 shares issued and outstanding at December 31, 2012	1,691	1,543
Additional paid-in capital	3,065,589	2,781,849
Accumulated other comprehensive loss, net	(55,480)	(54,725)
Dividends in excess of earnings	(474,619)	(443,280)

Total stockholders’ equity	2,537,181	2,476,856
Noncontrolling interests	8,447	7,685

Total equity	2,545,628	2,484,541

Total liabilities and equity	$4,999,632	$4,834,479

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended
	March 31,
	2013	2012
Revenues:
Rental	$102,956	$91,475
Tenant recoveries	32,637	28,453
Other revenue	24,857	84

Total revenues	160,450	120,012

Expenses:
Rental operations	40,553	36,729
Depreciation and amortization	60,764	44,934
General and administrative	10,028	8,614
Acquisition-related expenses	2,236	633

Total expenses	113,581	90,910

Income from operations	46,869	29,102
Equity in net loss of unconsolidated partnerships	(319)	(355)
Interest expense, net	(25,902)	(22,219)
Other (expense) / income	(3,190)	174

Income from continuing operations	17,458	6,702
Loss from discontinued operations	—	(4,420)

Net income	17,458	2,282
Net (income) / loss attributable to noncontrolling interests	(146)	30

Net income attributable to the company	17,312	2,312
Preferred stock dividends	(2,393)	(3,651)
Cost on redemption of preferred stock	(6,531)	—

Net income / (loss) available to common stockholders	$8,388	$(1,339)

Income from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.05	$0.02

Loss from discontinued operations per share available to common stockholders:
Basic and diluted earnings per share	$—	$(0.03)

Net income / (loss) per share available to common stockholders:
Basic and diluted earnings per share	$0.05	$(0.01)

Weighted-average common shares outstanding:
Basic	159,692,470	152,659,258

Diluted	162,713,677	155,625,204

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO and CFFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three months ended March 31, 2013 and 2012 was as follows:

	Three Months Ended
	March 31,
	2013	2012
Net income / (loss) available to common stockholders	$8,388	$(1,339)
Adjustments:
Impairment loss	—	4,552
Noncontrolling interests in operating partnership	154	(26)
Depreciation and amortization – unconsolidated partnerships	369	323
Depreciation and amortization – consolidated entities	60,764	44,934
Depreciation and amortization – discontinued operations	—	92
Depreciation and amortization – allocable to noncontrolling interest of consolidated joint ventures	(30)	(27)

FFO available to common shares and units – basic	69,645	48,509
Interest expense on exchangeable senior notes	1,688	1,688

FFO available to common shares and units – diluted	71,333	50,197
Acquisition-related expenses	2,236	633

CFFO available to common shares and units – diluted	$73,569	$50,830

FFO per share – diluted	$0.41	$0.30

CFFO per share – diluted	$0.42	$0.30

Weighted-average common shares and units outstanding – diluted (1)	174,371,376	167,236,142

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of CFFO to AFFO for the three months ended March 31, 2013 and 2012 was as follows:

	Three Months Ended
	March 31,
	2013	2012
CFFO – diluted	$73,569	$50,830
Adjustments:
Recurring capital expenditures and second generation tenant improvements	(9,795)	(4,629)
Leasing commissions	(1,580)	(1,419)
Non-cash revenue adjustments	3,243	18
Non-cash debt adjustments	5,924	2,540
Non-cash equity compensation	3,011	2,689
Cost on redemption of preferred stock	6,531	—
Depreciation included in general and administrative expenses	481	442
Share of non-cash unconsolidated partnership adjustments	40	1

AFFO available to common shares and units	$81,424	$50,472

AFFO per share – diluted	$0.47	$0.30

Weighted-average common shares and units outstanding – diluted (1)	174,371,376	167,236,142

(1)	The three months ended March 31, 2013 and 2012 include 10,259,496 and 10,127,232 shares of common stock, respectively, potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three months ended March 31, 2013 and 2012 include 1,398,203 and 1,483,706 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, FFO excluding acquisition-related expenses, or CFFO, and adjusted funds from operations, or AFFO, available to common shares and OP units because we consider them to be important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO, CFFO and AFFO when reporting their results.

FFO, CFFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO, CFFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide performance measures that, when compared year over year, reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, impairment charges on depreciable real estate, real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate CFFO by adding acquisition-related expenses to FFO. We calculate AFFO by adding to CFFO: (a) non-cash revenues and expenses, (b) recurring capital expenditures and second generation tenant improvements and

(c) leasing commissions.

Our computations may differ from the methodologies for calculating FFO, CFFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO, CFFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO, CFFO and AFFO should not be considered alternatives to net income/(loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as indicators of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO, CFFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.